CTS CORPORATION

            905 WEST BOULEVARD NORTH - ELKHART, INDIANA 46514

                 Notice of Annual Meeting of Shareholders

                       To Be Held April 26, 1996

To CTS Shareholders:

     The Annual Meeting of Shareholders of CTS Corporation will be held at 9:00 a.m. Eastern Standard Time, Friday, April 26, 1996, at the CTS Corporate Headquarters, 905 West Boulevard North, Elkhart, Indiana 46514, for the following purposes:

     1. To elect five directors to serve for one year and until their successors are elected and qualified;

     2.   To consider and vote on approval of the CTS
          Corporation 1996 Stock Option Plan;

     3. To transact other business properly presented at the meeting.

     Only shareholders of record at the close of business on March 8, 1996 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     Accompanying this Notice of Annual Meeting are a Proxy
Statement, a proxy and the Annual Report for the fiscal year ended December 31, 1995.

                              By Order of the Board of Directors,



                              Jeannine M. Davis
                              Secretary



Elkhart, Indiana
March 18, 1996

It is important that your shares be represented at this meeting.
We urge you to date, sign and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.


                              CTS CORPORATION
            905 WEST BOULEVARD NORTH - ELKHART, INDIANA 46514

                              Proxy Statement


Voting Information

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CTS Corporation for the Annual Meeting of Shareholders to be held April 26, 1996. If the enclosed proxy is signed and returned, it may, nevertheless, be revoked by you at any time prior to being voted, by written notice delivered to the Secretary. The Proxy Statement and proxy were first mailed to shareholders about
March 18, 1996.

     The Corporation had outstanding 5,218,529 shares of Common Stock as of the close of business on March 8, 1996, the record date for the Annual Meeting as set by the Board of Directors. As a result of shareholder action taken at the 1987 Annual Meeting, 1,020,000 shares of Common Stock owned by Dynamics Corporation of America are not votable at the meeting. With the exception of those shares, each shareholder is entitled to one vote in person or by proxy for each share of Common Stock owned on the record date. There are no other voting securities. If the enclosed proxy is signed and returned, the shares represented will be voted in the manner indicated except that if any nominee for director is unable to serve at the time of the Annual Meeting, the proxy will be voted in accordance with the judgment on such matters of the person or persons acting as proxy.

     Proxy solicitation will be principally by mail, but proxies may also be solicited in person or by telephone. The expense of this solicitation will be paid by the Corporation. Brokers and certain other holders for beneficial owners will be reimbursed for out-of-pocket expenses incurred in the solicitation of proxies from the beneficial owners of shares held in their names. The Corporation has retained Georgeson & Co., Inc. to assist in the solicitation of proxies at an estimated cost of $5,000, plus reasonable out-of-pocket expenses.

     The Board of Directors is not aware of any business to be acted upon at the Annual Meeting other than for which notice is given, but in the event other business is properly presented at the meeting, requiring a vote of the shareholders, the proxy will be voted in accordance with the judgment on such matters of the person or persons acting as proxy.


     Shareholders are requested to exercise their right to vote by completing and signing the enclosed proxy and returning it promptly in the enclosed envelope. Unless otherwise specified by the shareholder, all shares represented by valid proxies will be voted in favor of the election of all director-nominees and the approval of the CTS Corporation 1996 Stock Option Plan.


Securities Beneficially Owned by Principal
Shareholders and Management

     The following table includes information with respect to all persons and groups known to the Corporation to be beneficial owners of more than five percent of the Common Stock of the Corporation on March 1, 1996. The number of shares and the percent of class held by each director and director-nominee is also stated.
Additionally, the number of shares and the percent of class held by each executive officer of the Corporation included in the Summary Compensation Table set forth under the caption "Executive Compensation" below is included, together with the total number of shares and percent of class held by all directors and officers as a group.

                                 Amount and Nature of
                                Beneficial Ownership On     Percent
    Beneficial Owner                  March 1, 1996 (1)    of Class

Dynamics Corporation of                2,303,100 (2)          44.14
America
475 Steamboat Road
Greenwich, CT  06830

The Gabelli Group, Inc.,               1,269,100 (3)          24.32
GAMCO Investors, Inc.,
and Gabelli Funds, Inc.
655 Third Avenue
New York, NY  10017

Gerald H. Frieling, Jr.                  200,150 (4)           3.84

Lawrence J. Ciancia                      199,650 (4)           3.83

Patrick J. Dorme                         199,150 (4,10)        3.82

Andrew Lozyniak                          199,150 (4,10)        3.82

Joseph P. Walker                          24,107 (5)             *

Philip T. Christ                          15,322 (6)             *

Stanley J. Aris                            7,609 (7)             *

D. Richard Hannan                          2,226 (8)             *

Jeannine M. Davis                          6,751 (9)             *

14 directors and officers                275,893 (4,11)        5.29
 as a group
___________________________

*Less than 1%.

(1) Information with respect to beneficial ownership is based upon information furnished by each shareholder or contained in filings made with the Securities and Exchange Commission. Except where otherwise indicated, the shareholders listed in the table have sole voting and investment authority with respect to the shares owned by them.

(2) Includes 1,020,000 shares for which voting authority was not granted by a vote of the independent shareholders of the Corpora-tion at the 1987 Annual Meeting of Shareholders, pursuant to the Control Share Acquisition Chapter of the Indiana Business Corpora-tion Law.

(3) Includes 260,000 shares held by Gabelli Funds, Inc., and 1,009,100 shares held by GAMCO Investors, Inc., which were reported on a joint Schedule 13D filed April 17, 1995, the most recent filing by such Reporting Person. According to the Schedule 13D, each of the Reporting Persons and Covered Persons has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the Securities reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that GAMCO Investors, Inc.
does not have authority to vote 156,600 of the reported shares, and except that Gabelli Funds, Inc. has sole dispositive and voting power with respect to the 260,000 reported shares held by The
Gabelli ABC Fund, The Gabelli Asset Fund, The Gabelli Equity Trust, Inc., The Gabelli Value Fund, The Gabelli Small Cap Growth Fund,
The Gabelli Global Multimedia Trust Inc., The Gabelli Growth Fund,
The Gabelli Global Telecommunications Fund, The Gabelli Global Interactive Couch Potato Fund, The Gabelli Global Convertible Securities Fund, The Gabelli Gold Fund, Inc., The Gabelli Convert-ible Securities Fund and The Gabelli Equity Income Fund, so long as the aggregate voting interest of all joint filers does not exceed
25% of the issuer's total voting interest and, in that event, the respective Proxy Voting Committee of each fund (other than The
Gabelli Growth Fund) will vote the shares held by that Fund; except that, at any time, the Proxy Voting Committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund under special circumstances such as regulatory considerations; and that the power of Mr. Gabelli and Gabelli Funds, Inc. is indirect with respect to securities beneficially owned directly by other Reporting Persons.

(4) 199,150 of the shares shown as owned beneficially by each of Mr. Ciancia, Mr. Dorme, Mr. Frieling, Mr. Lozyniak and 14 directors and officers as a group are the same shares, which shares are held by Harris Trust and Savings Bank as Trustee of the CTS Corporation Employee Benefit Plans Master Trust (the "Trust"). The Compensa-tion Committee of the Board of Directors has voting and investment authority over said shares. The present members of the Compensa-tion Committee are Lawrence J. Ciancia, Patrick J. Dorme, Gerald H. Frieling, Jr., and Andrew Lozyniak, who were appointed by the Board of Directors of CTS Corporation.

(5) Includes 3,907 shares attributed to Joseph P. Walker's account in the CTS Corporation Retirement Savings Plan, as shown as of December 31, 1995, the most recent annual report of the Plan. The number of shares attributed to Mr. Walker's account may not reflect shares that have accrued to his account since the filing of the Plan's last annual report.

(6) Includes 1,522 shares attributed to Philip T. Christ's account in the CTS Corporation Retirement Savings Plan, as shown as of December 31, 1995, the most recent annual report of the Plan. The number of shares attributed to Mr. Christ's account may not reflect shares that have accrued to his account since the filing of the Plan's last annual report. Also includes 2,800 shares subject to options exercisable on March 1, 1996 or which become exercisable within 60 days thereafter.

(7) Includes 309 shares attributed to Stanley J. Aris' account in the CTS Corporation Retirement Savings Plan, as shown as of
December 31, 1995, the most recent annual report of the Plan. The number of shares attributed to Mr. Aris' account may not reflect shares that have accrued to his account since the filing of the Plan's last annual report. Also includes 2,300 shares subject to options exercisable on March 1, 1996 or which become exercisable within 60 days thereafter.

(8) Includes 126 shares attributed to D. Richard Hannan's account in the CTS Corporation Retirement Savings Plan, as shown as of December 31, 1995, the most recent annual report of the Plan. The number of shares attributed to Mr. Hannan's account may not reflect shares that have accrued to his account since the filing of the Plan's last annual report.


(9) Includes 329 shares attributed to Jeannine M. Davis' account in the CTS Corporation Retirement Savings Plan, as shown as of December 31, 1995, the most recent annual report of the Plan. The number of shares attributed to Ms. Davis' account may not reflect shares that have accrued to her account since the filing of the Plan's last annual report. Also includes 1,000 shares subject to options exercisable on March 1, 1996 or which become exercisable within 60 days thereafter.

(10) Messrs. Dorme and Lozyniak are directors of Dynamics Corporation of America.

(11) Includes 8,300 shares subject to options exercisable on March 1, 1996 or which become exercisable within 60 days thereafter.


Election of Directors

     At the Annual Meeting, five directors are to be elected for terms of one year. Each director will hold office until the next Annual Meeting of Shareholders and until his successor has been elected and qualified. Each person listed below has been nominated by the Board of Directors and has agreed to serve as a director, if elected.

                                                       Year First
                                                        Elected
                                                        Director

GERALD H. FRIELING, JR.                                  1982

   Chairman of the Board of Tokheim Corporation (a manufacturer of petroleum dispensing equipment, systems and control devices); President of Frieling and Associates (a consulting firm); Chairman of the Audit Committee and Member of the Executive and Compensation Committees of CTS Corporation. During the past five years, Mr. Frieling, age 65, served as Chief Executive Officer of Tokheim Corporation, and in his present capacities at Tokheim
   Corporation and Frieling and Associates.

ANDREW LOZYNIAK                                          1987

   Chairman of the Board and President of Dynamics
   Corporation of America (a manufacturer of electrical appliances and electronic devices, fabricated metal products and equipment, and power and controlled environmental systems); Chairman of the Compensation Committee and Member of the Executive and Audit Committees of CTS Corporation.
   During the past five years, Mr. Lozyniak, age 64, has served in his present capacities at Dynamics
   Corporation of America. Mr. Lozyniak serves as a director of Dynamics Corporation of America.

JOSEPH P. WALKER                                         1987

   Chairman of the Board, President and Chief
   Executive Officer of CTS Corporation; Chairman of the Executive Committee of CTS Corporation. During the past five years, Mr. Walker, age 57, has served in his present capacities at CTS. Mr. Walker is a director of NBD Bank, N.A.

LAWRENCE J. CIANCIA                                      1990

   Chief Executive Officer and Chief Operating Officer of Uponor ETI Company (a supplier of PVC pipe products, specialty chemicals and PVC compounds);
   Member of the Audit and Compensation Committees of CTS Corporation. During the past five years, Mr.
   Ciancia, age 53, has served in his present capacities at Uponor ETI Company, formerly Concorde
   Industries, Inc.

PATRICK J. DORME                                         1993

   Vice President and Chief Financial Officer of
   Dynamics Corporation of America (a manufacturer of electrical appliances and electronic devices, fabricated metal products and equipment, and power and controlled environmental systems); Member of the Audit and Compensation Committees of CTS
   Corporation.  During the past five years, Mr.
   Dorme, age 60, has served in his present capacities at Dynamics Corporation of America. Mr. Dorme serves as a director of Dynamics Corporation of America.


   The affirmative vote of the holders of a plurality of the shares represented in person or by proxy at the meeting is required to elect the director-nominees. The Board of Directors unanimously recommends that the shareholders vote in favor of each of the director-nominees named above.

   In the event that any of such nominees are unable or unwilling to serve as a director, an event which the Corporation does not anticipate, the proxies hereby solicited will be voted for the remaining nominees named above or for such substitute person or persons as the Board of Directors may select.


Compliance with Section 16(a) of the Securities Exchange Act of
1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and Executive Officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Executive Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

     To the Corporation's knowledge, based solely on its review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the year ended December 31, 1995, all Section 16(a) filing requirements applicable to its Executive Officers, directors and greater than ten percent beneficial owners were complied with.


Board of Directors and Standing Committees

     During 1995, the Board of Directors held seven meetings. The standing committees of the Board of Directors include an Audit
Committee, an Executive Committee and a Compensation Committee.

     The Audit Committee, consisting of Lawrence J. Ciancia, Patrick J. Dorme, Gerald H. Frieling, Jr. and Andrew Lozyniak, held two meetings in 1995. The Committee performs the following principal functions: recommendation of the engagement or discharge of the Corporation's independent accountants; review of the plan and results of the auditing engagement with the independent accountants; review of the adequacy of the Corporation's internal accounting controls; and review of the independence of the independent accountants and the audit fees of the independent accountants.

     The Executive Committee, consisting of Gerald H. Frieling, Jr., Andrew Lozyniak and Joseph P. Walker, held four meetings in 1995. The Committee reviews and advises management on financial and operational matters between meetings of the Board of Directors.

     The Compensation Committee, consisting of Lawrence J. Ciancia, Patrick J. Dorme, Gerald H. Frieling, Jr. and Andrew Lozyniak, held three meetings in 1995. The Committee performs the function of recommending officer compensation arrangements and amounts to the Board of Directors. The Committee also administers the CTS Corporation 1986 Stock Option Plan, the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan, and the CTS Corporation Management Incentive Plan.

     Each director-nominee attended 100% of the meetings of the Board of Directors and the committees to which he was assigned during 1995.


Executive Compensation

     The following table sets forth annual and long-term compensation information for each of the last three fiscal years of the Chief Executive Officer and the four highest compensated
Executive Officers whose salary and bonus for fiscal year 1995 exceeded $100,000. Information which is not required to be disclosed in the table is identified by the letters "N/R."

                        SUMMARY COMPENSATION TABLE
                                                         Long-Term
                               Annual Compensation      Compensation
Name and                                                 Restricted        All Other
Principal                   Salary   Bonus(1)  Other(2) Stock Award(s)(3) Compensation(4)
Position              Year    ($)      ($)        ($)        ($)               ($)

Joseph P. Walker(5,6) 1995  327,411  196,400      N/R       0              11,270
Chairman of the       1994  311,878  147,200      N/R    231,250            8,496
Board, President      1993  297,083     0         N/R       0               6,426
and Chief Executive
Officer

Philip T. Christ(6)   1995  178,775  107,300      N/R    231,000            7,677
Group Vice            1994  168,301   90,200      N/R       0               7,326
President             1993  158,442   80,000      N/R       0               7,023

Stanley J. Aris(6)    1995  168,078  100,800      N/R     37,375            5,994
Vice President        1994  160,105   75,600      N/R     57,813            4,991
Finance and Chief     1993  153,663   20,250    5,555       0               4,813
Financial Officer

D. Richard Hannan(6)  1995   98,365 107,000       N/R       0               3,198
Group Vice            1994     0       0           0        0                0
President             1993     0       0           0        0                0

Jeannine M. Davis(6)  1995  115,421  69,300       N/R     37,375            4,064
Vice President,       1994  109,063  51,500       N/R       0               2,944
General Counsel and   1993   95,035    0          N/R       0               2,762
Secretary

(1) Includes bonuses paid pursuant to the CTS Corporation Management Incentive Plan, as described in the Report of the Compensation Committee below. For D. Richard Hannan, includes $77,500 which was the market value of the 2,500 shares of CTS Common Stock transferred to Mr. Hannan upon attainment of one incentive goal included in his employment offer letter.

(2) The value of other personal benefits received from the Corporation by the named Executive Officers is below the reporting threshold for perquisites.

(3) At the end of fiscal year 1995, Joseph P. Walker held 8,000 restricted shares, issued pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan, on which the transfer restrictions had not lapsed, the market value of which at December 31, 1995 was $302,000. At the time that such restrictions lapse, a cash bonus is paid in an amount equal to the market value of the shares on the date the restriction lapses. For Joseph P. Walker, the cash payments made pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan for the three identified years were: 1995 - $62,000; 1994 - $49,250; and 1993 - $39,250.

At the end of fiscal year 1995, Philip T. Christ held 7,800 restricted shares, issued pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan, on which the transfer restrictions had not lapsed, the market value of which on December 31, 1995 was $294,450. For Philip T. Christ, the cash payments made pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan for the three identified years were: 1995 - $24,200; 1994 - $19,150; and 1993 - $15,500.

At the end of fiscal year 1995, Stanley J. Aris held 3,000 restricted shares, issued pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan, on which the transfer restrictions had not lapsed, the market value of which on December 31, 1995 was $113,250. For Stanley J. Aris, the cash payments made pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan for the three identified years were: 1995 - $15,500; 1994 - $0; and 1993 - $0.

At the end of fiscal year 1995, Jeannine M. Davis held 1,800 restricted shares, issued pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan, on which the transfer restrictions had not lapsed, the market value of which on December 31, 1995 was $67,950. For Jeannine M. Davis, the cash payments made pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan for the three identified years were: 1995 - $12,100; 1994 - $9,200; and 1993 - $7,300.

The restrictions on 20% of the shares awarded under this Plan lapse at the end of each of the five years following acquisition of the shares. Regular dividends are paid to holders of restricted stock awarded under this Plan. This Plan includes a change of control provision which provides that, upon a change of control of the Corporation, as defined in the Plan, all restrictions on shares awarded under the Plan will lapse and cash bonuses will be paid relative to those shares.

(4) Includes (i) the Corporation's matching contributions to the CTS Corporation Retirement Savings Plan on behalf of the named
Executive Officers as follows:  for Joseph P. Walker, 1995 -
$3,465; 1994 - $3,465; and 1993 - $3,373; for Philip T. Christ,
1995 - $3,465; 1994 - $3,465; and 1993 - $3,373; for Stanley J.
Aris, 1995 - $3,465; 1994 - $3,465; and 1993 - $3,373; for D.
Richard Hannan, 1995 - $2,213; 1994 - $0; and 1993 - $0; and for
Jeannine M. Davis, 1995 - $3,465; 1994 - $2,454; and 1993 - $2,303
and (ii) the premiums paid by the Corporation on the term life insurance policies with face values greater than $50,000 provided to each of the named Executive Officers as follows: for Joseph P. Walker, 1995 - $5,310; 1994 - $5,031; and 1993 - $3,053; for
Philip T. Christ, 1995 - $4,212; 1994 - $3,861; and 1993 - $3,650;
for Stanley J. Aris, 1995 - $2,529; 1994 - $1,526; and
1993 - $1,440; for D. Richard Hannan, 1995 - $985; 1994 - $0; and
1993 - $0; and for Jeannine M. Davis, 1995 - $599; 1994 - $490; and
1993 - $459. For Joseph P. Walker, also includes $2,495, the imputed income value of the term life insurance portion of the coverage under a "split dollar" life insurance policy.

(5) Joseph P. Walker has executed an employment agreement with the Corporation, which provides that for a period of three years, beginning June 24, 1994, Mr. Walker will be employed by the Corporation as Chairman of the Board, President and Chief Executive Officer, at an initial annual salary of $319,725. Termination of Mr. Walker's employment agreement by the Corporation, for reasons other than cause as defined in the agreement, entitles Mr. Walker to receive his then current annual salary for the number of months remaining under his agreement, the same to be paid in equal monthly payments.

(6) The Corporation has entered into Indemnification Agreements with each of the named Executive Officers and all other Executive Officers of the Corporation which provide that the Corporation agrees to indemnify the officer, to the fullest extent allowed by the bylaws of the Corporation and the Indiana Business Corporation Law, in the event that he/she was or is made a party or threatened to be made a party to any action, suit or proceeding by reason of the fact that he/she is an officer of the Corporation. The indemnification agreements provide indemnification for acts occurring prior to the execution of the agreements.


Stock Options

     Shown below is information on grants of options for CTS
Corporation Common Stock awarded to the named Executive Officers in 1995.

                           OPTION GRANTS IN 1995
                            INDIVIDUAL GRANTS(1)

                                         Potential Realizable Value
                                       at Assumed Annual Rates of
                                        Stock Price Appreciation
                                            For Option Term(2)
                 Number of   % of Total
                 Securities  Options
                 Underlying  Granted to  Exercise
                 Options     Employees   Price      Expiration
Name             Granted(3)  in 1995     ($/Share)  Date        5%($)    10%($)

Joseph P. Walker 10,000      10.6%       $37.375    12-14-2000  103,260  228,178
Philip T. Christ  8,000       8.5%        37.375    12-14-2000   82,608  182,542
Stanley J. Aris   8,500       9.0%        37.375    12-14-2000   87,771  193,951
D. Richard Hannan     0         0            N/A        N/A        N/A      N/A
Jeannine M. Davis 6,300       6.7%        37.375    12-14-2000   65,054  143,752

(1) These options were granted to the named Executive Officers pursuant to the proposed CTS Corporation 1996 Stock Option Plan, subject to the approval of said Plan by the shareholders as proposed herein.

(2) Potential realizable value is determined by assuming an initial value of $37.375 per share, the market closing price for CTS Corporation Common Stock on the date of grant, and applying the stated annual appreciation rate compounded annually for the remaining term of the option (five years), subtracting the exercise price and multiplying the remaining number by the number of shares subject to options granted. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions.

(3) All options become exercisable over a four-year period at the rate of 25% per year commencing on the first anniversary of the option grant.


                         OPTION EXERCISES IN 1995
                  AND FISCAL YEAR END 1995 OPTION VALUES

                                        Number of
                                       Securities       Value of
                                       Underlying       Unexercised
                                       Unexercised      In-the-Money
                                       Options at       Options at
                   Shares              Fiscal Year End  Fiscal Year End
                  Acquired    Value    Exercisable/     Exercisable/
Name             on Exercise Realized  Unexercisable    Unexercisable

Joseph P. Walker      0         0        0/10,000         $0/3,750
Philip T. Christ      0         0      2,300/12,700     35,325/69,725
Stanley J. Aris       0         0      1,800/11,700     29,025/50,413
D. Richard Hannan     0         0           0               0
Jeannine M. Davis   2,200   $21,725    1,000/9,300      13,000/41,363


     REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors, comprised of Lawrence J. Ciancia, Patrick J. Dorme, Gerald H.
Frieling, Jr. and Andrew Lozyniak, submits this report of Executive Compensation to the Corporation's shareholders.

                  Compensation Principles and Philosophy

     The Compensation Committee of the Board of Directors has implemented executive compensation policies and programs designed to achieve the following objectives:

          Attract and retain key executives and managers

          Align the financial interests of key
          executives and managers with those of the shareholders of the Corporation

          Reward individual performance

          Reward corporate performance

     These objectives are achieved through a combination of annual and longer term compensation arrangements including base salary, annual cash incentive compensation, and long-term incentive compensation through stock options and restricted stock awards, in addition to medical, pension and other benefits available to employees in general.

     The four principal components of the Executive Officer
Compensation package at CTS Corporation are: base salary, the CTS Corporation Management Incentive Plan, the CTS Corporation Stock
Option Plans and the CTS Corporation 1988 Restricted Stock and Cash
Bonus Plan.

                           Base Salary

     The base salary of the Executive Officers of CTS Corporation is determined in the same manner as the salaries of all exempt salaried employees of the Corporation. A job classification system is utilized to determine appropriate salary ranges for each Executive Officer position, based on qualifications, job responsi-bilities and market factors. The goal of CTS Corporation's job classification system is that Executive Officers, and employees in general, are paid a salary which is commensurate with their qualifications, duties and responsibilities and which is competi-tive in the market place. The Corporation retained in 1994 Towers Perrin to assess the salaries and job classifications of the Executive Officers compared with market data for similar positions at similar companies. The report from Towers Perrin indicated that the salaries of the Corporation's Executive Officers are generally below competitive median salaries. When the financial performance of the Corporation permits, salary adjustments above the Corpora-tion's salary budget for all exempt salaried employees are considered for those in the lower portion of their salary range, if individual performance warrants such consideration.

     During each of the past three years, the named Executive Officers have been granted salary increases in the same range established for all exempt salaried employees of the Corporation, except that on occasion, certain officer salaries were increased at higher rates in response to the competitive salary information provided by Towers Perrin.


                 CTS Corporation Management Incentive Plan

     All Executive Officers of the Corporation are participants in the CTS Corporation Management Incentive Plan, which provides cash compensation incentives, based on the financial performance of the Corporation. Currently, financial performance is measured on the basis of achieving target levels of return on assets (ROA). When plan financial objectives are met at the 100% level, each of the named Executive Officers is eligible for a bonus in an amount equal to 40% of his base salary for the subject year. Maximum incentive payments under this Plan range from 10% to 60% of the annual salary of the Plan participants.


     For 1995, the Corporation achieved 150% of its ROA target under the 1995 CTS Corporation Management Incentive Plan. On this basis, the named Executive Officers, other than D. Richard Hannan and Philip T. Christ, received formula bonuses under the Plan equal to 60% of their base salaries. Mr. Hannan and Mr. Christ received formula bonuses under the Plan, half of which were based on the Corporation's achieving 150% of its ROA target and the other half of which were based on the ROA performance of the units for which each Group Vice President was responsible.

     For 1994, the Corporation achieved 118% of its ROA target under the 1994 CTS Corporation Management Incentive Plan.
Accordingly, the named Executive Officers received formula bonuses under the Plan equal to 47.2% of their base salaries, except that Philip T. Christ's 1994 bonus also reflected the higher ROA performance achievement of the units which report to him.


     This Plan also authorizes the Compensation Committee to grant discretionary bonuses when the Committee deems it appropriate to do so. No discretionary bonuses have been paid to the named Executive Officers during any of the three years for which compensation is disclosed, except that for 1993 a discretionary award of $39,450 was made to Philip T. Christ, based on his direct and substantial contribution to the success of the Corporation's Automotive Products unit.


                  CTS Corporation 1986 Stock Option Plan

     The Compensation Committee administers the CTS Corporation 1986 Stock Option Plan and determines to whom options will be granted, the dates of such option grants, the number of shares subject to option, the option price, option periods and option terms. No options were granted to Executive Officers of the Corporation during 1995 under this Plan which expired in December, 1995.


         CTS Corporation 1988 Restricted Stock and Cash Bonus Plan

     The CTS Corporation 1988 Restricted Stock and Cash Bonus Plan was adopted by the shareholders in 1989 for the purpose of providing incentives to selected key employees who contribute or are expected to contribute materially to the success of the Corporation, and to closely align the financial interests of these key employees with those of the Corporation's shareholders. The participants are selected and their level of participation determined by the Compensation Committee.

     Shares acquired by participants pursuant to the Plan are subject to restriction that, during the period of five years after the date of acquisition, the participant may not sell, transfer or otherwise dispose of such shares as to which the restrictions shall not have lapsed. The restrictions lapse as to 20% of the shares acquired pursuant to the Plan at the end of each year following the acquisition of the shares. When the restrictions lapse, a cash bonus is paid to the participant equal to the fair market value of such shares as of the date of such lapse. In no event may the cash bonuses payable to any participant be greater than twice the fair market value of such shares on the date they were originally acquired.

     Dividends are paid to participants in this Plan on all shares awarded to them under the Plan. The Plan also provides for appropriate adjustment to the number of shares awarded in the event of a stock dividend, stock split, recapitalization, merger, combination or exchange of shares for other securities.

     Awards under the Plan were made to Philip T. Christ, Stanley J. Aris and Jeannine M. Davis, for 7,000 shares, 1,000 shares and 1,000 shares, respectively in 1995. Mr. Christ, Mr. Aris and Ms. Davis were selected for awards in order to align their interests with the Corporation's shareholders and in view of their abilities, as Group Vice President, Chief Financial Officer and General Counsel, respectively to contribute materially to the success of the Corporation. The number of shares previously awarded to the named Executive Officers, their market value, vesting schedules, and bonuses paid relative thereto, are set forth in the Summary Compensation Table above and the footnotes thereto.


                     Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1,000,000 per person the amount that the Corporation may deduct for compensation paid to any of its most highly compensated officers in any year after 1993. The levels of compensation paid to the Corporation's Executive Officers do not exceed this limit. The Compensation Committee currently intends for all compensation paid to its Executive Officers to be tax deductible to the Corporation pursuant to Section 162(m).

               Respectfully Submitted,
               CTS CORPORATION COMPENSATION COMMITTEE

               Lawrence J. Ciancia, Patrick J. Dorme,
               Gerald H. Frieling, Jr. and Andrew Lozyniak


                New CTS Corporation 1996 Stock Option Plan

     In 1986 CTS shareholders approved a stock option plan designed to offer key employees the opportunity to participate in the ownership of the Corporation by increased stock holdings. The 1986 plan has now expired. The 1986 plan reserved 300,000 shares for issue upon exercise of options granted under that plan.

     The Board of Directors believes that stock option plans further the growth and profitability of the Corporation, in the interest of shareholders, by providing incentives to key employees who contribute to the management of the Corporation to acquire and increase equity interests in the Corporation. Accordingly, in December 1995, the Board of Directors adopted the CTS Corporation 1996 Stock Option Plan (hereinafter, the "Plan"), subject to the approval of shareholders at the 1996 annual meeting.

     When the CTS Corporation 1986 Stock Option Plan expired in
1995, approximately 200,000 shares remained in the plan, not subject to future grants or option exercises under that plan. The purpose of the CTS Corporation 1996 Stock Option Plan is to reserve anew those remaining 200,000 shares for stock options to key employees of the Corporation.

     The Plan provides for the reservation of 200,000 shares of Common Stock, which may be either authorized and unissued shares or shares held as treasury stock, for issue upon exercise of options granted under the Plan. The number and price of shares reserved for issuance upon exercise of options granted under the Plan are subject to adjustment to reflect the effects of stock splits, stock dividends or any other change in the capital structure of the Corporation or to reflect any merger, consolidation, sale or exchange of assets or stock of the Corporation. The closing market value per share of Common Stock on March 1, 1996 was $38.00.

     The Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee shall determine the recipients of the options, the dates options are to be granted, the number of shares subject to each option, the option price, option periods and option terms. The Compensation Committee may also prescribe, amend and rescind rules and procedures for the convenient administration of the Plan. The Plan permits shares subject to option, which expire without being exercised, to again be made subject to option.

     Options granted under the Plan are irrevocable and may be nonqualified or may be incentive stock options in conformity with
Section 422A of the Internal Revenue Code of 1954, as amended
(hereinafter, the "Code").

     Options may not be granted under the Plan at prices lower than the fair market value of the shares on the date of grant. Fair market value of the shares shall be the closing price of the shares on the New York Stock Exchange on the date the option is granted, or if not reported on such date, the next preceding date for which such a closing price is reported.

     The period during which options may be granted under the Plan by the Compensation Committee shall extend no longer than ten years from the date of the Plan's adoption, December 15, 1995. The period during which an option may be exercised shall not extend more than ten years from the date an option is granted. The right to exercise options granted under the Plan shall accrue in such annual, cumulative installments as designated by the Compensation Committee, commencing at least one year after the date the option is granted. Unless designated otherwise by the Compensation Committee, the number of installments shall be the number of years of the option period minus one; each installment shall be equal to the number of shares under such option divided by the number of installments, and each installment cumulatively shall permit the exercise of any previously unexercised installment.

     Under the Code, the grant of nonqualified or incentive stock options under the Plan does not result in taxable income to the employee or provide a business expense deduction to the Corporation. An optionee realizes ordinary income upon the exercise of a nonqualified option, measured by the difference between the option price and the fair market value of the stock on the date of exercise. Such amount is also deductible on the federal income tax return of the Corporation for that year. However, the exercise of an incentive stock option does not result in taxable income to the employee and does not provide a business expense deduction to the Corporation. If the shares obtained upon exercise of an incentive stock option are held for two years after the date of grant and one year after the date of exercise, the holder will be entitled to long-term capital gain treatment on the disposition of the shares. If such shares are disposed of before the completion of the one and two year periods, the optionee will be taxed on the excess of the market value of the stock on the date of exercise over the option price as ordinary income, and such amount will be deductible by the Corporation for the same year.

     The Compensation Committee presently expects about 70 key employees, including officers of the Corporation, to be eligible to receive options under the Plan. Directors of the Corporation, who are not also employees or officers of the Corporation, are not eligible to receive options. The aggregate fair market value (determined as of the time the option is granted) of the shares of Common Stock for which any participant may be granted incentive stock options which become first exercisable in any calendar year may not exceed $100,000. No option holder shall have rights as a shareholder with respect to shares subject to option unless or until such shares are issued, and no option holder can assign or transfer options except by the laws of descent and distribution.

     In the event of death, total and permanent disability or retirement of the option holder, all unexpired option installments shall be accelerated and shall accrue as of the date of death, disability or retirement. Such options shall be exercisable within one year from the date of death or disability and within three months of retirement, or sooner if the option period expires earlier. Upon termination of employment of the option holder with the Corporation for any other reason, the option holder may exercise options which are exercisable on such date for a period of thirty days thereafter, or for a shorter period of time if the option period expires earlier.

     An option may be exercised by immediate payment of the option price in cash or in previously acquired Common Stock of the Corporation.

     The Board of Directors may amend the Plan at any time without further shareholder approval except that any such amendment may not increase the number of reserved shares, decrease an option price, change the class of eligible employees or option ceiling or impair any option previously granted.

     The Plan and the resolution to be voted on are attached as Appendix A to this Proxy Statement.

The affirmative vote of the holders of a plurality of the shares represented in person or by proxy at the meeting is required to adopt the Plan. The Board of Directors unanimously recommends a vote in favor of the adoption of the CTS Corporation 1996 Stock Option Plan.


                          STOCK PERFORMANCE CHART

     The following graph compares the cumulative total shareholder return on the Corporation's Common Stock for the last five fiscal years with the cumulative total return on the S & P 500 Index and an index of peer companies over the same period.






























          CTS Corporation Salaried Employees' Pension Plan

     The CTS Corporation Salaried Employees' Pension Plan is a retirement plan for exempt salaried employees of some CTS Corpora-tion divisions and subsidiaries. The benefit formula is calculated as 1% of a participant's highest average monthly pay during any three calendar years of a participant's last ten calendar years of service, multiplied by a participant's credited service. The credited service for the named Executive Officers as of December 31, 1995, is as follows: Joseph P. Walker, 7.78 years, Philip T. Christ, 6.56 years, Stanley J. Aris, 3.78 years,
D. Richard Hannan, .78 years and Jeannine M. Davis, 15.78 years. Covered compensation for the named Executive Officers is essen tially equivalent to the amount reported in the Annual Compensation Section of the Summary Compensation Table above under the Salary and Bonus columns. No benefit under this plan is subject to Social Security or other offsets.

     The following table shows the annual benefits payable under the plan to persons in specified compensation and credited service classifications at normal retirement age of 65:

                              PENSION TABLE*

                      Years of Participation
Compensation 15 Years  20 Years   25 Years   30 Years   35 Years

 $100,000   $ 15,000   $ 20,000   $ 25,000   $ 30,000   $ 35,000
  125,000     18,750     25,000     31,250     37,500     43,750
  150,000     22,500     30,000     37,500     45,000     52,500
  175,000     26,250     35,000     43,750     52,500     61,250
  200,000     30,000     40,000     50,000     60,000     70,000
  225,000     33,750     45,000     56,250     67,500     78,750
  250,000     37,500     50,000     62,500     75,000     87,500
  300,000     45,000     60,000     75,000     90,000    105,000
  400,000     60,000     80,000    100,000    120,000    140,000

*The benefit limitation under the Internal Revenue Code of 1986, as amended, for 1996 is $120,000. Effective July 1, 1994, no more than $150,000 (as adjusted from time to time for cost-of-living increases of $10,000 or more) of cash compensation may be taken into account in calculating benefits under this plan.

Director Compensation

     Each member of the Board of Directors, who is not an employee or an officer of the Corporation, is paid an annual retainer of $13,000 per year for service on the Board of Directors, a meeting fee of $1,000 for each meeting of the Board of Directors attended in person, and $500 for each meeting of the Board of Directors attended by telephone. In addition, each member of the Executive Committee and each member of the Compensation Committee is entitled to receive an annual retainer of $500, and each member of the Audit Committee is entitled to receive an annual retainer of $1,000, together with a meeting fee of $1,000 for attending each meeting of a committee of which he is a member, except that he is entitled to receive $500 per meeting for a second or subsequent meeting held on the same day and for any such meetings attended by telephone.

     On April 27, 1990 the Corporation adopted the CTS Corporation Stock Retirement Plan for Nonemployee Directors of the Corporation (the "Plan"). Under the Plan, separate accounts are opened by the Corporation in the names of nonemployee directors. On January 1 of each year, starting in 1991, a deferred stock account in the name of each nonemployee director is credited with 100 Common Stock Units if said director was a nonemployee director of the Corporation on the last day of the immediately preceding calendar year or ceased to be a director during such preceding calendar year by reason of his retirement, disability or death. In addition, on May 1, 1990, the Corporation credited to the deferred stock account of each such director 50 Common Stock Units for each complete calendar year of his service to the Corporation as a nonemployee director prior to May 1, 1990. Each deferred stock account will also be credited with Common Stock Units when credits equivalent to cash dividends on the shares in an account aggregate an amount equal to the value of a share of Common Stock on a dividend payment date. All deferred Common Stock Units in a director's account will be distributed in Common Stock as of the January 1st after the director leaves the Board of Directors. Until such time, the Corporation's obligation under the Plan is an unsecured promise to deliver shares of Common Stock. No Common Stock will be held in trust or as a segregated fund because of the adoption of the Plan. Four members of the Board of Directors are currently eligible to participate in the Plan. The Corporation expensed $15,100 in 1995 in respect of Common Stock Units credited to the accounts of the eligible directors as a group pursuant to the Plan.


Corporation's Independent Accountants

     The Corporation's independent accountants are Price Water-house. Representatives of the independent accountants will attend the Annual Meeting, to be available to respond to appropriate questions by shareholders and to have the opportunity to make statements, if they so desire.


Shareholder Proposals

     To be considered for inclusion in the 1997 proxy solicitation material and proxy, shareholder proposals must be received by the Corporation at its Corporate Offices no later than November 22, 1996.


1995 Annual Report on S.E.C. Form 10-K

     Upon the written request of a CTS shareholder owning shares of Common Stock on the record date, to Jeannine M. Davis, Secretary of CTS Corporation, 905 West Boulevard North, Elkhart, Indiana 46514, the Corporation will provide to such shareholder, without charge, a copy of its 1995 annual report on S.E.C. Form 10-K, including the financial statements and financial statement schedules.

                                   Jeannine M. Davis
                                   Secretary
Elkhart, Indiana
March 18, 1996
                                APPENDIX A


     The following resolution will be presented at the Annual
Meeting of Shareholders:

          RESOLVED, that the CTS Corporation 1996 Stock Option Plan, hereinafter referred to as the "Plan", adopted by the Board of Directors on December 15, 1995, be adopted and approved by the shareholders of CTS Corporation and that a copy of the Plan be appended to the minutes of this Annual Meeting of Shareholders.


                  CTS CORPORATION 1996 STOCK OPTION PLAN

FIRST:    Shares Reserved for Options

     Two hundred thousand (200,000) shares of CTS Corporation Common Stock, without par value, which may be either authorized and unissued shares or shares held as treasury stock, are reserved for issuance upon exercise of options granted under the Plan. The number and kind of shares reserved for issuance may be adjusted as provided by ITEM FOURTEENTH. Shares subject to an unexercised installment of any canceled, surrendered or expired installment or option may be again subject to option under the Plan.

SECOND:   Administration

     The Plan shall be administered by the CTS Corporation
Compensation Committee appointed by the Board of Directors, hereinafter the "Committee." Within the provisions of the Plan, the Committee shall have full power and authority:

     (a) to determine and designate the recipients of options, the dates options are granted, the number of shares subject to option, option prices, option periods and option terms, except as otherwise limited herein, and

     (b) to prescribe, amend and rescind rules and procedures for convenient administration of the Plan.

     Action by the Committee shall be authorized or ratified by a majority of the Committee members and may be without notice or meeting, by a writing signed by a majority of the Committee members.

     In any dispute or disagreement as to the interpretation of the Plan, or any rule or procedure of the Committee, or any question, right or obligation under the Plan, the decision of the Board of Directors shall be final and binding upon all persons.

THIRD:    Eligibility

     Key employees, including officers, of CTS shall be eligible to receive options and shall receive options when, and if, designated by the Committee. Directors who are not also employees or officers of CTS shall not be eligible to receive options.

FOURTH:   Option Grant

     The Committee shall determine and designate (i) the recipients of options, (ii) the dates options are granted, (iii) the number of shares subject to option, (iv) the option prices and (v) the option periods.

FIFTH:    Option Price

     The option price shall be not less than the fair market value of the shares on the date the option is granted. Fair market value of the shares shall be the reported closing price of the shares on the New York Stock Exchange on the date the option is granted, or, if not reported on such date, on the next preceding date for which such a closing price is reported.

SIXTH:    Option Ceiling

     The aggregate fair market value (determined as of the time the option is granted) of the shares of Common Stock for which any participant may be granted incentive stock options which become first exercisable in any calendar year, shall not exceed $100,000.

SEVENTH:  Option Grant Period

     The period during which an option may be granted shall, in no case, extend more than ten years after the Plan is adopted, or the date such Plan is approved by the shareholders, whichever is earlier.

EIGHTH:   Option Exercise Period

     The period during which an option may be exercised shall, in no case, extend more than ten years after the date the option is granted.



NINTH:    Option Terms

     The options shall be irrevocable and shall, on the date of grant, conform in all respects with the Plan and may be non-

qualified or may conform with Section 422A of the Internal Revenue Code of 1986, as amended, hereinafter the "Code," or with any law supplemental thereto or substituted therefor. Inconsistencies between an option and the Plan shall be resolved according to the terms of the Plan.

TENTH:    Exercise of Option

     The right to exercise an option shall accrue in such annual and cumulative installments and at such times as designated by the Committee, commencing at least one year from the date the option is granted. Unless otherwise designated by the Committee (i) the number of installments shall be equal to the total number of years of the option period minus one, (ii) each installment shall be equal to the total number of shares under option divided by the number of installments and (iii) each installment cumulatively shall permit the exercise of any previously unexercised install-ment.

ELEVENTH: Payment

     Payment of the option price shall be made upon exercise of any installment of an option, and the person exercising such option shall supply the Committee such pertinent information as the Committee may deem necessary. Payment may be made in cash or in previously acquired CTS Common Stock. Except as provided in ITEM THIRTEENTH, no option may be exercised unless, from the date the option is granted to the date of exercise, the option holder is an employee of CTS. An option holder shall have no rights as a shareholder with respect to shares subject to option until such shares are issued.

TWELFTH:  Nontransferability of Option

     Options shall not be assignable or transferable by the option holder other than by will or by the laws of descent and distribu-tion.

THIRTEENTH:    Effect of Termination of Employment

     Upon the death of an option holder, all unexpired installments of his options shall be accelerated and shall accrue as of the date of death, and his estate or the person or persons to whom his rights under the option shall pass by will or by the laws of descent and distribution may exercise the options, but only within one year after his death or, if sooner, until the option period expires.

     Upon total and permanent disability of an option holder, within the meaning of Section 105(d)(4) of the Code, all unexpired installments of his options shall be accelerated and shall accrue as of the date of such disability, and he may exercise the options but only within one year of the date of such disability or, if sooner, until the option period expires.

     Upon retirement of an option holder, all unexpired install-ments of his options shall be accelerated and shall accrue as of the date of retirement, and he may exercise the options, but only within three months after retirement or, if sooner, until the option period expires.

     Upon termination of employment of the option holder with CTS for any reason, other than death, disability, or retirement, he may exercise his options only to the extent he is entitled by the option terms on the date of termination, but such exercise may only be within thirty days after termination or, if sooner, until the option period expires.

FOURTEENTH:    Adjustment for Capital Change

     The number, kind and price of shares subject to option and the number and kind of securities or property reserved for issuance, and to be issued, upon exercise of options shall be proportionately and appropriately adjusted by the Committee to reflect the effects of stock splits, stock dividends and any other change in the capital structure of CTS Corporation or to reflect any merger, consolidation or exchange or sale of assets or shares of CTS Corporation.

FIFTEENTH:     Amendment and Termination

     The Board of Directors may modify or amend the Plan without shareholder approval at any time for the purpose of conforming to changes in pertinent law or government regulations or for any purpose permitted by law. In no event, however, shall any such action of the Board of Directors (i) increase, except as provided by ITEM FOURTEENTH, the number of shares of Common Stock which may be issued hereunder, (ii) decrease the option price, provided by ITEM FIFTH, (iii) change the class of eligible employees, provided by ITEM THIRD, (iv) change the option ceiling, provided by ITEM SIXTH or (v) impair any option granted prior to such action.


                         INDEMNIFICATION AGREEMENT


     THIS AGREEMENT is entered into this _____ day of ___________, 19__ by and between _____________________ (the "Officer") and CTS
CORPORATION, an Indiana corporation (the "Company").

     WHEREAS, the Officer is an officer of the Company; and

     WHEREAS, to induce the Officer to continue to serve as an officer, the Company has provided for indemnification in Article XIX of its bylaws, a copy of which is attached hereto as Exhibit A ("Bylaw Indemnity"), and has maintained insurance and has a policy of continuing to maintain insurance for such persons against liabilities or losses incurred by the Officer as a consequence of his service in such capacity ("O & D Insurance"), to the extent available on terms acceptable to the Company; and

     WHEREAS, the Company has determined that O & D Insurance may not be available to it on acceptable terms in the future; and

     WHEREAS, in order to induce the Officer to serve as an Officer, the Company is willing to provide the indemnification provided herein;

     NOW, THEREFORE, in consideration of the premises and the Officer's continued service as an officer, the parties hereto agree as follows:

     Section 1. Indemnification. The Company shall, to the fullest extent to which it is empowered to do so under the Indiana Business Corporation Law, or other applicable laws, as from time to time in effect, indemnify the Officer in the event that he was or is made a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he is or was an officer, director, employee or agent of the Company, or who, while serving as such officer, director, employee or agent of the Company, is or was serving at the request of the Company as an officer, director, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) ("Indemnifiable Expenses") actually or reasonably incurred by him in accordance with such action, suit or proceeding (net of any related insurance proceeds received by him or paid on his behalf), if the Officer (a) was wholly successful, on the merits or otherwise, in the defense of any such action, suit or proceeding or
(b) acted in good faith and if he reasonably believed, in the case of conduct in his official capacity, that his conduct was not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, he either had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Officer did not meet the prescribed standard of conduct.

     For purposes of any determination under this Section 1, a person shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in
Section 1 if his action is based on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by (1) one or more officers or employees of the corporation or another enterprise whom he reasonably believes to be reliable and competent in the matters presented; (2) legal counsel, public accountants, appraisers or other persons as to matters he reasonably believes are within the person's professional or expert competence; or (3) a committee of the Board of Directors of the corporation or another enterprise of which the person is not a member if he reasonably believes the committee merits confidence. The term "another enterprise" as used in this Section 3 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent. The provisions of this paragraph shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in this Section 1.

     Section 2. Method of Indemnification. If the Officer is wholly successful, on the merits or otherwise, in the defense of any action, suit or proceeding, the Officer shall be entitled to receive from the Company, and the Company hereby covenants and agrees to provide the Officer, within ten business days of the Company's receipt of a written request of the Officer, accompanied by the supporting documentation set forth below, reimbursement in cash for the total amount of his Indemnifiable Expenses with respect thereto which shall not have been previously reimbursed by the Company. In making a written request for such reimbursement of Indemnifiable Expenses, the Officer shall submit to the Company a schedule setting forth in reasonable detail his Indemnifiable Expenses and the dollar amount expended for each such Indemnifiable Expense. Such schedule shall be accompanied by a copy of the bill, agreement, judgment or other documentation relating to each Indemnifiable Expense listed therein.

     If the Officer is unsuccessful on the merits in the defense of any action, suit or proceeding, the Officer shall be similarly entitled to receive from the Company, and the Company covenants and agrees to provide the Officer, reimbursement in cash for the total amount of his Indemnifiable Expenses with respect thereto which shall not have been previously reimbursed by the Company, within three business days after a determination has been made that the Officer has met the applicable standards of conduct set forth in
Section 1. Such determination shall be made in good faith (1) by the Board by a majority vote of a quorum consisting of directors who were not at the time parties to such action, suit or proceeding; or (2) if a quorum cannot be obtained under subdivision
(1), by majority vote of a committee duly designated by the Board (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to such action, suit or proceeding; or (3) by special legal counsel: (A) selected by the Board or its committee in the manner prescribed in subdivision (1) or (2), or (B) if a quorum of the Board cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by a majority vote of the full Board (in which selection directors who are parties may participate); or (4) by the shareholders, but stock owned by or voted under the control of directors who are at the time parties to such action, suit or proceeding may not be voted on the determination. The foregoing determination shall be made within ten business days of the Company's receipt of a written request of the Officer, accompanied by the supporting documentation described above, unless the determination is to be made by the shareholders, in which case the Company covenants and agrees to call a special meeting of the shareholders within ten business days of such receipt. The evaluation of the reasonableness of expenses shall be made at the same time and in the same manner; provided that if the determination that indemnification is permissible is to be made by special legal counsel, the evaluation as to the reasonableness of expenses shall be made by those entitled to select such counsel.

     Section 3. Payment of Expenses in Advance. Expenses previously incurred by the Officer or reasonably expected by the Officer to be incurred in connection with any action, suit or proceeding shall be paid for or reimbursed by the Company in advance of the final disposition of such action, suit or proceeding, within ten business days of the Company's receipt of a written request of the Officer accompanied by a written affirmation of the Officer's good faith belief that he has met the standards of conduct described in Section 1 of this Agreement, and a schedule setting forth in reasonable detail the amount incurred or reasonably expected to be incurred for any expenses, but only upon a determination made in the manner and by any of the persons described in the second paragraph of Section 2 of this Agreement that the facts then known to them would not preclude indemnification hereunder because the Officer failed to meet the applicable standards of conduct described in Section 1 of this Agreement. The Officer hereby covenants and agrees with the Company to repay such amount if it is ultimately determined that the Officer did not meet the standards of conduct described in
Section 1 of this Agreement. The Officer may make as many requests for advances under this Section 3 as he deems reasonably necessary to cover his actual or reasonably expected expenses.

     Section 4. Provisions Not Exclusive. The indemnification provided by this Agreement shall not be deemed exclusive of any other right to be indemnified or insured by the Company or any other person or entity to which the Officer may be entitled under any statute, agreement, policy of insurance or surety, the Articles of Incorporation or bylaws of the Company, any resolution of the Board of Directors or shareholders, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue after the Officer has ceased to be an officer, employee or agent of the Company, and shall inure to the benefit of his heirs, executors and administrators.

     Section 5. Definitions. For purposes of this Agreement, serving an employee benefit plan at the request of the Company shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by the Officer with respect to an employee benefit plan, its participants, or beneficiaries. If the Officer acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan, he shall be deemed to have acted in a manner "not opposed to the best interests of the Company" referred to in Section 1 of this Agreement.

     For purposes of this Agreement, "party" includes any individual who is or was a plaintiff, defendant or respondent in any action, suit or proceeding, or who is threatened to be made a named defendant or respondent in any action, suit or proceeding.

     For purposes of this Agreement, "Official capacity," when used with respect to the Officer, shall mean the office of director of the Company and any office of the Company held by the Officer or other employment or agency relationship undertaken by the Officer on behalf of the Company. "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.


     Section 6.     Good Faith.    The Company agrees to perform
its obligations under this Agreement in good faith; and in any litigation brought by the Officer to enforce any such obligations, the Company shall have the burden of establishing by a preponderance of the evidence that it (and the Board or a committee thereof, if applicable) so performed such obligations, and in the absence of fulfilling such burden, the Company hereby consents to the entry of the judgment, decree and other relief sought by the Officer in such litigation and further agrees not to appeal or otherwise resist the enforcement thereof.

     Section 7.     Notice.   All notices and other communications
pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

                    If to the Officer:

                    __________________________
                    __________________________
                    __________________________

                    If to the Company:

                    CTS Corporation
                    905 West Boulevard North
                    Elkhart, In 46514
                    Attention:  General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     Section 8.     Miscellaneous.

     (a) This Agreement shall be binding on the successors and assigns of the Company.

     (b) This Agreement contains the entire agreement of the parties with respect to the matters covered herein, and may not be amended except by a written instrument executed by the parties hereto.

     (c) This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Indiana.

     (d) The invalidity or unenforceability in any respect of any provision of this Agreement shall not affect the validity or enfor-ceability of such provision in any other respect or of any other provision of this Agreement, all of which shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


THE OFFICER                        THE COMPANY



___________________________        _____________________________
                                   Jeannine M. Davis
                                   Vice President, General
                                    Counsel and Secretary